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                          CERTIFICATE OF INCORPORATION

                                       OF

                              ANVIL KNITWEAR, INC.

      FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Anvil Knitwear, Inc.

      SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shares shall be Common Stock, par value $.01 per share.

      FIFTH: The name and mailing address of the incorporator is as follows:

            NAME                                ADDRESS

            Jill Henderson        c/o Kirkland & Ellis
                                  655 Fifteenth Street, N.W.
                                  Suite 1200
                                  Washington, D.C. 20005

      SIXTH: The Corporation is to have perpetual existence.

      SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized to adopt, amend or repeal the bylaws of the Corporation.

      EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware


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at such place or places as may be designated from time to time by the Board of
Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

      NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

      TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary


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damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article TENTH or adoption of any provision of the Certificate of Incorporation inconsistent with this Article TENTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corpo ration with respect to any act or omission occurring at or before the time of such repeal, amendment or adoption of an inconsistent provision.

      ELEVENTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 145 thereof), as amended from time to time, indemnify any promoter, director or officer whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article ELEVENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter, director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

      TWELFTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

      THIRTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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      I, THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly, have hereunto set my hand on this 16th day of December, 1994.


                              --------------------------------------------------
                              Jill Henderson, Sole Incorporator


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